Exhibit 10.26

BLOOD HURST & O’REARDON, LLP
TIMOTHY G. BLOOD (149343)
LESLIE E. HURST (178432)
THOMAS J. O’REARDON II (247952)
PAULA R. BROWN (254142)
501 West Broadway, Suite 1490
San Diego, CA 92101
Tel: 619/338-1100
619/338-1101 (fax)
tblood@bholaw.com
lhurst@bholaw.com
toreardon@bholaw.com
pbrown@bholaw.com

Attorneys for Plaintiffs and the Class

FAEGRE DRINKER BIDDLE & REATH LLP
Aaron D. Van Oort (pro hac vice)
Katherine S. Razavi (pro hac vice)
Chad Drown (pro hac vice)
Kirsten L. Elfstrand (pro hac vice)
90 S. Seventh Street, Suite 2200
Minneapolis, MN 55402
Tel: 612/766-7000
612/766-1600 (fax)
aaron.vanoort@faegredrinker.com
kate.razavi@faegredrinker.com
chad.drown@faegredrinker.com
kirsten.elfstrand@faegredrinker.com

Attorneys for Defendant Premier Nutrition Company, LLC

[Additional Counsel Appear on Signature Page]

SUPERIOR COURT OF THE STATE OF CALIFORNIA
FOR THE COUNTY OF ALAMEDA – NORTHERN DIVISION

PATRICIA BLAND and EDWARD WHITE, individually and on behalf of all others similarly situated,

        Plaintiff,

    v.

PREMIER NUTRITION COMPANY, LLC; and DOES 1-25, inclusive,

        Defendant.

KATHLEEN SONNER, individually and on behalf of all others similarly situated,

        Plaintiff,

    v.

PREMIER NUTRITION COMPANY, LLC; and DOES 1-25, inclusive,

        Defendant.
THIS DOCUMENT APPLIES TO:
BLAND V. PREMIER, RG19002714
and
SONNER V. PREMIER, RG20072126

Lead Case No. RG19002714
Related to RG20072126 (Sonner)

Assigned for All Purposes to:
Honorable Michael Markman
Department 23

CLASS ACTION

STIPULATION OF SETTLEMENT

(UNLIMITED MATTER-Amount demanded exceeds $25,000)

Bland Complaint Filed:    1/15/2019
Sonner Complaint Filed:    9/01/2020

DEMAND FOR JURY TRIAL

Lead Case No. RG19002714
229137	STIPULATION OF SETTLEMENT

STIPULATION OF SETTLEMENT
This stipulated settlement (“Settlement Agreement”) is entered into by Plaintiffs Patricia Bland, Edward White, Kathleen Sonner, Susan Caiazzo, Mary Trudeau, Beverley Avery, Annette Ravinsky, Marilyn Spencer, Sandra Dent, and Donna Lux, individually and on behalf of all others similarly situated (“Plaintiffs”), on the one hand, and Defendant Premier Nutrition Company, LLC f/k/a Premier Nutrition Corporation (“Premier”), on the other hand. Subject to Court approval, Plaintiffs and Premier agree that all claims of Plaintiffs and the Class alleged in this Action shall be settled, compromised, and released upon the terms and conditions contained herein.
I.    RECITALS
A.    WHEREAS, on March 20, 2013, plaintiff Vincent Mullins filed a class action complaint against Premier Nutrition in the United States District Court for the Northern District of California (the “District Court”) captioned Mullins v. Premier Nutrition Corp., Case No. 3:13-cv-01271-RS, on behalf of himself and all other consumers who purchased Joint Juice nationwide. On September 12, 2014, plaintiff Kathleen Sonner was substituted in as the plaintiff in the Mullins action.
B.    WHEREAS, on April 16, 2016, the District Court granted plaintiff Sonner’s motion to certify a class of California consumers who purchased Joint Juice since March 1, 2009, but sought further briefing on whether a multistate class should be certified. On June 20, 2016, the District Court denied certification of a multistate class.
C.    WHEREAS, on November 18, 2016, plaintiff Susan Caiazzo filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Caiazzo v. Premier Nutrition Corp., Case No. 3:16-cv-06685-RS, on behalf of herself and all other consumers who purchased Joint Juice in Florida.
D.    WHEREAS, on November 18, 2016, plaintiff Annette Ravinsky filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Ravinsky v. Premier Nutrition Corp., Case No. 3:16-cv-06704-RS, on behalf of herself and all other consumers who purchased Joint Juice in Pennsylvania.

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E.    WHEREAS, on November 18, 2016, plaintiff Donna Lux filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Lux v. Premier Nutrition Corp., Case No. 3:16-cv-06703-RS, on behalf of herself and all other consumers who purchased Joint Juice in Connecticut.
F.    WHEREAS, on November 21, 2016, plaintiff Sandra Dent filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Dent v. Premier Nutrition Corp., Case No. 3:16-cv-06721-RS, on behalf of herself and all other consumers who purchased Joint Juice in Illinois.
G.    WHEREAS, on December 5, 2016, the District Court related the Caiazzo, Ravinsky, Lux, and Dent actions to Mullins.
H.    WHEREAS, on December 12, 2016, plaintiff Moses Simmons filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Simmons v. Premier Nutrition Corp., Case No. 3:16-cv-06980-RS, on behalf of himself and all other consumers who purchased Joint Juice in Michigan.
I.    WHEREAS, on December 12, 2016, plaintiff Marilyn Spencer filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Spencer v. Premier Nutrition Corp., Case No. 3:16-cv-07090-RS, on behalf of herself and all other consumers who purchased Joint Juice in Maryland.
J.    WHEREAS, on December 20, 2016, the District Court related the Simmons and Spencer actions to Mullins.
K.    WHEREAS, on January 5, 2017, plaintiff Lucy Schupp filed a class action complaint against Premier in the United States District Court for the Northern District of California captioned Schupp v. Premier Nutrition Corp., Case No. 3:17-cv-00054-RS, on behalf of herself and all other consumers who purchased Joint Juice in Massachusetts. On January 5, 2017, the District Court related the Schupp action to Mullins
L.    WHEREAS, on August 24, 2017, plaintiff Sonner filed a Second Amended Complaint in Mullins, dismissing her CLRA claim for damages. On January 23, 2018, the District Court granted Premier’s motion to dismiss the complaint on the basis that

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plaintiff Sonner had an adequate remedy at law. Plaintiff Sonner appealed Judge Seeborg’s dismissal order to the Ninth Circuit.
M.WHEREAS, on July 12, 2018, plaintiff Ravinsky filed a First Amended Complaint in Ravinsky and on September 7, 2018, plaintiff Simmons filed a First Amended Complaint in Simmons.
N.    WHEREAS, on October 25, 2018, Premier answered the operative complaints in Caiazzo, Ravinsky, Lux, Dent, Fishon, Simmons, Spencer, and Schupp.
O.    WHEREAS, on January 15, 2019, plaintiff Sandra Bland filed a class action complaint against Premier in the Superior Court for the State of California, County of Alameda captioned Bland v. Premier Nutrition Corp., Case No. RG 19002714, on behalf of herself and all other consumers who purchased Joint Juice in California.
P.    WHEREAS, on January 20, 2019, Premier removed Bland to the United States District Court for the Northern District of California, and on February 26, 2019, the District Court related the Bland action to Mullins.
Q.    WHEREAS, on May 8, 2019, a Second Amended Complaint was filed in Simmons, substituting in Plaintiff Beverley Avery, and a First Amended Complaint was filed in Schupp substituting in Plaintiff Mary Trudeau. On May 15, 2019, Premier answered the Simmons and Schupp amended complaints.
R.    WHEREAS, on May 22, 2019, Premier filed an amended answer to the operative complaints in Caiazzo, Ravinsky, Lux, Dent, and Spencer.
S.    WHEREAS, on August 29, 2019, the District Court denied Premier’s motions for judgment on the pleadings in Caiazzo, Ravinsky, Lux, Dent, Fishon, Simmons, Spencer, Schupp, and Bland.
T.    WHEREAS, on September 23, 2019, the Court granted plaintiff Bland’s motion to remand her action back to California State Court. On April 28, 2020, plaintiff Bland filed a First Amended Complaint in Bland, adding Edward White as an additional plaintiff.
U.    WHEREAS, on December 17, 2019, the Court granted in part the omnibus motion for class certification filed by plaintiffs Caiazzo, Dent, Lux, Ravinsky, Simmons, Spencer, and Schupp, including certifying the following seven state classes:

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All persons who purchased Joint Juice in Connecticut from November 18, 2013 up and to the date notice is disseminated;
All persons who purchased Joint Juice in Florida from November 18, 2012 up and to the date notice is disseminated;
All persons who purchased Joint Juice in Illinois from November 21, 2013 up and to the date notice is disseminated;
All persons who purchased Joint Juice in Maryland from December 12, 2013 up and to the date notice is disseminated;
All persons who purchased Joint Juice in Massachusetts from January 1, 2013 up and to the date notice is disseminated;
All persons who purchased Joint Juice in Michigan from December 12, 2010 up and to the date notice is disseminated; and
All persons who purchased Joint Juice in Pennsylvania from November 18, 2010 up and to the date notice is disseminated.
V.    WHEREAS, on June 17, 2020, the Ninth Circuit affirmed Judge Seeborg’s order dismissing Mullins. See Sonner v. Premier Nutrition Co., 971 F.3d 834 (9th Cir. 2020) (“Sonner I”).
W.WHEREAS, on July 22, 2020, Judge Winifred Y. Smith in Alameda Superior Court granted plaintiff Bland and plaintiff White’s motion for class certification, certifying a class defined as, “All persons who purchased Joint Juice in the State of California from June 21, 2016, through the date class notice is first disseminated.” Notice was disseminated to the California class in Bland on September 10, 2020.
X.    WHEREAS, on September 1, 2020, plaintiff Sonner filed a class action complaint against Premier in the Superior Court for the State of California, County of Alameda captioned Sonner v. Premier Nutrition Corp., Case No. RG 20072126, on behalf of herself and all other consumers who purchased Joint Juice in California from March 1, 2009 until June 20, 2016.
Y.    WHEREAS, on October 23, 2020, Premier removed Sonner to the United States District Court for the Northern District of California, and on November 20, 2020, the parties stipulated to remand Sonner back to California State Court.

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Z.    WHEREAS, on November 18, 2020, Premier filed a motion for permanent injunction in Mullins, seeking to enjoin plaintiff Sonner from refiling her action on behalf of California consumers in California State Court in light of the Ninth Circuit’s order in Mullins. On February 24, 2021, Judge Seeborg denied the motion, and on March 23, 2021, Premier Nutrition appealed Judge Seeborg’s order to the Ninth Circuit. On September 29, 2022, the Ninth Circuit affirmed the District Court’s order denying Premier’s request for a permanent injunction. See Sonner v. Premier Nutrition Corp., 49 F.4th 1300 (9th Cir. 2022) (“Sonner II”).
AA.WHEREAS, on December 6, 2022, Premier filed a motion for judgment on the pleadings in Sonner based on the purported res judicata effect of Sonner I. On March 22, 2023, the Court granted in part Premier’s motion, dismissing Sonner’s claim under the Consumer Legal Remedies Act (CLRA), Civ. Code § 1750 et seq., but not under the Unfair Competition Law (UCL), Bus. & Prof. Code § 17200 et seq. The Court gave both parties leave to file motions for reconsideration.
AB.WHEREAS, on April 14, 2023, Premier filed another motion for judgment on the pleadings in Sonner, contending that Plaintiff Sonner’s remaining claim under the UCL was barred by California’s rule against claim splitting. Plaintiff Sonner filed a motion for reconsideration of the order on judgment on the pleadings on her CLRA claim. On May 23, 2023, the Court denied Premier’s motion for judgment on the pleadings and denied Plaintiff’s motion for reconsideration.
AC.WHEREAS, on July 7, 2023, Premier filed a motion for summary judgment in Bland. On August 23, 2023, the Court, the Honorable Evelio Grillo presiding, issued a tentative ruling granting summary adjudication of the unjust enrichment cause of action, but otherwise denying Premier’s motion for summary judgment. On August 25, 2023, the Court held oral argument and took the matter under submission.
AD.WHEREAS, on July 14, 2023, Premier filed a petition for writ of mandate on the order denying Premier’s motion for judgment on the pleadings on Plaintiff’s UCL claim in Sonner. Premier also filed a motion to stay all superior court proceedings until its petition was

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resolved. On March 19, 2024, following full briefing on the writ petition, the Court of Appeals denied Premier’s petition for writ of mandate.
AE.WHEREAS, on November 9, 2023, the Court granted Plaintiff Sonner’s motion to affirm class certification and reaffirmed certification of the following class—originally certified by the District Court on April 15, 2016, with notice of pendency subsequently disseminated: All persons who purchased Joint Juice in California from March 1, 2009 to June 20, 2016.
AF.WHEREAS, on August 6, 2024, the Ninth Circuit issued an opinion in Montera v. Premier Nutrition Corp., 111 F.4th 1018 (9th Cir. 2024), affirming the jury verdict in favor of plaintiff Montera and a class of New York purchasers of Joint Juice, as well as affirming Premier’s liability and the District Court’s class certification orders; reversing the District Court’s award of prejudgment interest; and remanding for reconsideration of the statutory damages award in light of an intervening Ninth Circuit decision. On September 3, 2024, Premier filed a petition for en banc rehearing, which was denied by the Ninth Circuit on October 18, 2024. On October 23, 2024, Premier filed a motion to stay the Ninth Circuit mandate pending a petition for a writ of certiorari. On November 12, 2024, the motion to stay was denied and the mandate was issued on November 20, 2024. On March 17, 2025, Premier filed a petition for a writ of certiorari in the United States Supreme Court challenging the Ninth Circuit’s decision declining to certify questions to the New York Court of Appeals. On May 22, 2025, plaintiff filed a response to Premier’s petition.
AG.WHEREAS, on August 6, 2024, a bench trial in Bland and Sonner commenced and was stayed in light of the Ninth Circuit decision earlier that day in Montera.
AH.WHEREAS, on December 6, 2024, Plaintiffs filed a motion for an order applying the judgment from the Montera Action to estop Premier from relitigating certain issues in Bland and Sonner. On March 6, 2025, Plaintiff also filed a motion for issue preclusion in Dent. On May 2, 2025, the District Court granted in part and denied in part the motion for issue preclusion in Dent. On May 14, 2025, this Court granted the motion for issue preclusion in Bland and Sonner and notified the parties that a trial date would be set as soon as practicable for the remaining issues.

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AI.    WHEREAS, the Parties have engaged in substantial litigation and discovery over the past 12 years of litigation, which has included issuance of nearly 100 orders involving disputed motions for class certification, motions for summary judgment and judgment on the pleadings, a motion to dismiss, motions for decertification, motions to stay, a jury trial and verdict in Montera followed by post-trial motions including a motion for a new trial and motions for judgment as a matter of law, expert discovery, Daubert and Sargon motions, motions in limine, complete trial preparation and related motion practice and expert witness work in Bland and Sonner, and motions for issue preclusion in Bland, Sonner, and Dent. There has been substantial appellate work, including five appeals to the Ninth Circuit, a request to certify question to the California Supreme Court filed with the Ninth Circuit, a request to certify questions to the New York Court of Appeals filed with the Ninth Circuit, a petition for en banc rehearing with the Ninth Circuit, a motion to stay the mandate filed with the Ninth Circuit, a petition for a writ of certiorari in the United States Supreme Court, and a petition for writ of mandate with the California Court of Appeals. In the course of litigation, Plaintiffs’ Counsel, (1) conducted and defended 64 depositions, including those of Premier’s corporate designees, its CEO (on two occasions and as a live witness at trial), current and former marketing, operations, and science employees, and scientific, marketing and damages-related experts; (2) reviewed over 500,000 pages of documents produced by Premier; and (3) served 36 subpoenas on third parties with involvement in marketing and retail sales issues who produced thousands of pages of documents. Plaintiffs’ Counsel also responded to discovery served on Plaintiffs, defended the depositions of twelve named plaintiffs whose testimony was used throughout the litigation, and worked with more than eleven of their own expert witnesses and additional consultants to prepare for class certification, summary judgment, and trial, including preparing and exchanging expert reports and conducting and defending expert depositions. 48 expert reports or declarations were exchanged by the parties at various stages of the litigation. Trial and full preparation for trials happened three times. In 2017, Plaintiffs’ Counsel prepared the Sonner case before it was dismissed by the District Court just weeks before trial was set. In 2022, Plaintiffs’ Counsel prepared and tried Montera for nine days before a jury in the District Court. In 2024, Plaintiffs’ Counsel prepared the Bland and Sonner

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actions for trial, which commenced and was stayed on August 6, 2024, in light of the Ninth Circuit decision in Montera. Trial in those cases was to reconvene in the late fall. A jury trial in Dent was scheduled in the District Court to begin in February 2026.
AJ.    WHEREAS, the Parties participated in seven formal and numerous informal mediation and settlement negotiation sessions with six mediators, including before Martin Quinn, Esq. at JAMS on December 3, 2013, the Honorable Carl West (Ret.) at JAMS on April 9, 2015, the Honorable Layn Phillips (Ret.) at Phillips ADR on September 24, 2020, Scott S. Markus, Esq. at Signature Resolution on April 8, 2024, the Honorable James Reilly on June 24, 2024 and July 10, 2024, and the Honorable Brad Seligman on June 23, 2025. At the end of the full-day mediation with Judge Seligman, a mediator’s proposal was delivered, which the Parties subsequently accepted. Throughout the course of mediation efforts, the Parties were simultaneously engaging in the discovery and litigation efforts described above.
AK.WHEREAS, Class Counsel have determined that a settlement of the Action on the terms reflected in this Settlement Agreement is fair, reasonable, adequate, and in the best interests of Plaintiffs and the Class.
AL.WHEREAS, Premier, to avoid costs, disruption and distraction of further litigation, and without admitting the truth of any allegations made in or related to the Action, or any liability with respect thereto, has concluded that it is desirable that the claims against it be settled and dismissed on the terms in this Settlement Agreement.
AM.NOW, THEREFORE, this Settlement Agreement is entered into by and among the Parties, by and through their respective counsel and representatives, and the Parties agree that: (1) upon the Effective Date, the Action and all Released Claims shall be fully, finally, and forever settled and compromised as between Plaintiffs and the Class on the one hand, and Premier on the other hand; and (2) upon final approval of the Settlement Agreement, the Final Approval Order shall be entered releasing all Released Claims against the Released Parties and entering judgment.
II.    TERMS AND CONDITIONS OF THE SETTLEMENT AGREEMENT

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A.Definitions
As used in this Settlement Agreement and the attached exhibits (which are an integral part of this Settlement Agreement and are incorporated by reference herein in their entirety), the following terms have the following meanings, unless this Settlement Agreement specifically provides otherwise:
1.“Action” means collectively Sonner v. Premier Nutrition Company, LLC, Case No. RG20072126 (Alameda Super. Ct.) and Bland v. Premier Nutrition Corporation, Case No. RG19002714 (Alameda Super. Ct.), as amended pursuant to this Settlement Agreement, which have been related and are coordinated.
2.“Attorneys’ Fees and Expenses” means such funds as may be awarded by the Court to compensate and reimburse Class Counsel and all other Plaintiffs’ Counsel for work performed in this matter, as set forth in Section II.J of this Settlement Agreement.
3.“Cash Payment” means the cash settlement awards paid to eligible Class Members as set forth in Section II.D. of this Settlement Agreement.
4.“Claim” means a request for a Cash Payment on a Claim Form submitted to the Settlement Administrator in accordance with the terms of this Settlement Agreement.
5.“Claim Deadline (Original)” or “Original Claim Deadline” means the date by which all Claim Forms must be postmarked or submitted online to the Settlement Administrator to be considered timely. The Original Claim Deadline also serves as the cutoff date for calculating Direct Payment Awards to Identified Class Members. The Original Claim Deadline shall be ten (10) days after the date first set by the Court for the Final Approval Hearing, unless the Parties agree to a longer period.
6.“Claim Deadline (Supplemental)” or “Supplemental Claim Deadline” means the deadline by which Class Members may submit additional Claim Forms if the Net Fund exceeds the aggregate value of all valid Cash Payments after any pro rata upward adjustment, as described in Section II.D.2. The Supplemental Claim Deadline shall be thirty (30) days after the supplemental class notice is sent as described in Section II.D.2.c.

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7.“Claim Form” means the form—substantially in the form of Exhibit I attached hereto—that must be completed and submitted by (i) Claim-In Class Members to be eligible for a Cash Payment, or (ii) Identified Class Members seeking reimbursement for additional qualifying purchases beyond those included in a Direct Payment Award. The Claim Form shall be hyperlinked from the Email Notice, referenced in the Postcard Notice, provided with the Long Form Notice, and made available on the Settlement Website. Upon request, the Settlement Administrator shall also provide the Claim Form by mail or email. The Claim Form shall include an election option for Class Members to receive their Cash Payment via physical check or eCheck, subject to the disbursement requirements in Section II.D.2.
8.“Claimant” means a Class Member who submits a Claim Form to the Settlement Administrator seeking to be eligible to share in the Net Fund.
9.“Class” means all persons who purchased any Joint Juice product during the applicable Class Periods, as follows:
i.California on or after March 1, 2009, until December 31, 2022;
ii.Connecticut on or after November 18, 2013, until December 31, 2022;
iii.Florida on or after November 18, 2012, until December 31, 2022;
iv.Illinois on or after November 21, 2013, until December 31, 2022;
v.Maryland on or after December 12, 2013, until December 31, 2022;
vi.Massachusetts on or after January 1, 2013, until December 31, 2022;
vii.Michigan on or after December 12, 2010, until December 31, 2022; or
viii.Pennsylvania on or after November 18, 2010, until December 31, 2022.
Excluded from the Class are: (a) Defendant, its officers, directors and employees, affiliates and affiliates’ officers, directors and employees; (b) Class Counsel; (c) judicial officers and their immediate family members and associated court staff assigned to this case; (d) persons or entities who purchased Joint Juice for resale; and (e) persons who timely and properly exclude themselves from the Class as provided in the Settlement Agreement.

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10.“Class Counsel” means Timothy G. Blood and Thomas J. O’Reardon II of Blood Hurst & O’Reardon, LLP.
11.“Class Member” means a member of the Class.
12.“Class Notice” means, collectively, the Long Form Notice, Email Notice, Postcard Notice, Internet Banner Advertisements, and the Press Release substantially in the forms of Exhibits C, D, E, F, and G, and as discussed in Sections II.F.2-3 of this Settlement Agreement.
13.“Class Notice Program” means the dissemination of Class Notice as described in Exhibit H hereto and the plans and methods set forth in Section II.F.3 below developed by the Settlement Administrator and approved by the Court to disseminate notice of this Settlement Agreement and the Settlement to Class Members.
14.“Class Periods” means the time period applicable to each state as defined in the Class definition above.
15.“Class Representatives” or “Plaintiffs” means Kathleen Sonner, Patricia Bland, Edward White, Susan Caiazzo, Annette Ravinsky, Donna Lux, Sandra Dent, Marilyn Spencer, Mary Trudeau, and Beverly Avery.
16.“Class Representative Service Awards” means such funds as may be awarded by the Court to award the Class Representatives for their willingness to represent the Class and their participation in the Action and Other Actions, as described more particularly in Section II.J.
17.“Court” means the Superior Court for the State of California, County of Alameda.
18.“Cy Pres Recipient” means the Rheumatology Research Foundation.
19.“Defendant” or “Premier” means Premier Nutrition Company, LLC f/k/a Premier Nutrition Corporation.
20.“Defendant’s Counsel” or “Premier’s Counsel” means Faegre Drinker Biddle & Reath LLP.

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21.“Direct Notice” means distribution of Class Notice by e-mail (if an e-mail address is available) or if not, by first class mail through the United States Postal Service to Class Members who can be identified in Retail Purchase Records, or otherwise.
22.“Direct Payment Award” means the Cash Payment made automatically to an Identified Class Member based on Joint Juice purchases during the Class Periods that are verified through Retail Purchase Records. A Direct Payment Award does not require submission of a Claim Form.
23.“Distribution Process” means the process by which (i) Claim-In Class Members, and (ii) Identified Class Members seeking reimbursement for additional qualifying purchases not included in a Direct Payment Award, may submit a Claim Form to the Settlement Administrator for a Cash Payment in accordance with Section II.D of this Settlement Agreement. The Distribution Process includes submission of a completed Claim Form and election of a disbursement method, subject to the requirements of Section II.D.
24.“Effective Date” means the later in time of: (a) the date on which the time to appeal has expired if no appeal has been taken from the Final Approval Order; (b) in the event that an appeal or other effort to obtain review has been initiated, the date after such appeal or other review has been finally concluded and is no longer subject to review; (c) the date on which proposed amended final judgment in the Montera Action is entered and is no longer subject to review; or (d) if Class Counsel and Defendant agree in writing, any other agreed date that is earlier than the Effective Date as calculated according to subparagraphs (a), (b), and (c) above.
25.“Email Notice” means the notice substantially in the form of Exhibit D.
26.“Final Approval Hearing” means the hearing at which the Court determines whether the proposed settlement as memorialized in this Settlement Agreement is fair, reasonable, and adequate.
27.“Final Approval Order” means the final order and judgment to be entered by the Court approving the settlement as fair, adequate, and reasonable, confirming the certification of the Class, and issuing such other findings and determinations as the Court and/

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or the Parties deem necessary and appropriate to implement the Settlement Agreement. The Final Approval Order shall be substantially in the form of Exhibit B.
28.“Internet Banner Advertisements” means the form of online legal notice, as approved by the Court, containing a hyperlink to the Claim Form section of the Settlement Website, to be distributed by the Settlement Administrator according to the Class Notice Program. The Internet Banner Advertisements shall be substantially in the form of Exhibit F.
29.“Joint Juice” means the Joint Juice-branded products marketed and distributed by Premier including Joint Juice Ready-To-Drink; Joint Juice On-The-Go! Drink Mix; Joint Juice Drops; and Joint Juice Easy Shot Concentrate.
30.“Joint Juice Units” means each package of the product sold at retail, including 6-packs, 24-packs, or 30-packs, as identified in the Retail Purchase Records or other Proof of Purchase. A Joint Juice Unit does not refer to individual bottles or servings within a retail package.
31.“Long Form Notice” means the legal notice of the terms of the proposed Settlement Agreement, as approved by the Court, to be distributed according to the Class Notice Program. The Long Form Notice shall be substantially in the form of Exhibit C.
32.“Montera Action” means the case captioned Montera v. Premier Nutrition Corporation (n/k/a Premier Nutrition Company, LLC), No. 3:16-cv-06980-RS (N.D. Cal.).
33.“Net Fund” means the Settlement Fund less: (i) Attorneys’ Fees and Expenses, including any interest earned thereon; (ii) Class Representative Service Awards; (iii) Notice and Claim Administration Expenses; (iv) Taxes and Tax Expenses; and (v) any other fees or expenses approved by the Court.
34.“Notice and Claim Administration Expenses” means all costs and expenses incurred by the Settlement Administrator, including all Class Notice expenses, the cost of administering the Class Notice Program, the costs of processing all Claims, and sending Cash Payments to Class Members.
35.“Notice Date” means the date by which the Settlement Administrator shall commence dissemination of the Class Notice, which shall be within sixty (60) days from

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the Preliminary Approval Order, unless the Parties agree to a different date, subject to Court approval.
36.“Objection Date” means the date by which Class Members must submit objections to the Settlement Agreement to the Settlement Administrator and shall be no later than sixty (60) days after the Notice Date.
37.“Opt-Out Date” means the deadline, whether by submission on the Settlement Administrator’s website or by postmark if submitted by mail, by which a Request for Exclusion must be submitted to the Settlement Administrator for a Class Member to be excluded from the Class and shall be no later than sixty (60) days after the Notice Date.
38.“Other Actions” means Caiazzo v. Premier Nutrition Corp., No. 3:16-cv-06685-RS (N.D. Cal.); Lux v. Premier Nutrition Corp., No. 3:16-cv-06703-RS (N.D. Cal.); Ravinsky v. Premier Nutrition Corp., No. 3:16-cv-06704-RS (N.D. Cal.); Dent v. Premier Nutrition Corp., No. 3:16-cv-06721-RS (N.D. Cal.); Simmons v. Premier Nutrition Corp., No. 3:16-cv-07078-RS (N.D. Cal.); Spencer v. Premier Nutrition Corp., No. 3:16-cv-07090-RS (N.D. Cal.); and Schupp v. Premier Nutrition Corp., No. 3:17-cv-00054-RS (N.D. Cal.).
39.“Party” means the Plaintiffs, on behalf of themselves and the Class, and Defendant.
40.“Plaintiffs’ Counsel” means Blood, Hurst & O’Reardon, LLP, Iredale & Yoo APC, Lynch Carpenter, LLP, and Public Citizen Litigation Group. For the purposes of seeking and being awarded reimbursement of expenses, Plaintiffs’ Counsel also includes Altair Law LLP.
41.“Preliminary Approval Order” means the order to be entered by the Court preliminarily approving the Settlement Agreement, setting the date for the Final Approval Hearing, approving the Class Notice Program and Class Notice, and setting the Opt-Out Date, Objection Date, and Notice Date, the proposed form of which is attached as Exhibit A.
42.“Proof of Purchase” means a receipt, invoice, or retailer record demonstrating that the Class Member who submits the Claim purchased Joint Juice during the applicable Class Period and in one of the covered states, and that includes sufficient

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transaction details—such as product description, date, and price paid—to reasonably verify the amount spent on Joint Juice at retail.
43.“Publication Notice” means distribution of the Class Notice as described in Section II.F.3.b, including through the Internet Banner Advertisements, print publications and the Press Release.
44.“QSF” means a Court-approved qualified settlement fund for federal tax purposes pursuant to Treas. Reg. § 1.468B-1 in which the Settlement Fund will be deposited.
45.“Release” means the release and waiver set forth in Section II.I of this Settlement Agreement and in the Final Approval Order.
46.“Released Claims” means, with the exception of claims for personal injury, any and all manner of claims regardless of the cause of action arising from or relating to the conduct that was alleged or could have been alleged in the Action and that are based on any or all of the same factual predicate of those claims in the Action, specifically that Joint Juice was misleadingly marketed, promoted or sold, specifically including all elements of the labelling packaging, advertisements, promotions and marketing of Joint Juice, including the language, presence, or absence of any disclaimers. Class Members are releasing claims based only on any or all of the same factual predicate set forth in the operative complaint filed in the Action.
47.“Released Parties” or “Released Party” means Defendant, and all of its past, present and future, direct or indirect corporate parents (including holding companies), subsidiaries, related entities and affiliates, associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), predecessor and successors, and all of their respective franchisees, officers, directors, managing directors, employees, agents, contractors, independent contractors, suppliers, distributors, attorneys, legal or other representatives, accountants, auditors, experts, trustees, trusts, heirs, beneficiaries, estates, executors, administrators, insurers, and assigns.
48.“Releasing Parties” or “Releasing Party” means Plaintiffs and each Class Member who does not timely submit a valid Request for Exclusion.

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49.“Request for Exclusion” means the written communication that must be submitted to the Settlement Administrator, through its website or by mail (and postmarked), on or before the Opt-Out Date by a Class Member who wishes to be excluded from the Class. A Request for Exclusion form that is substantially in the form of Exhibit J shall be made available on the Settlement Website where it can also be submitted.
50.“Retail Purchase Records” means records maintained by Premier or by retailers of Joint Juice from which the identities and/or purchase histories of Class Members can be determined, in whole or in part, which records will be provided to the Settlement Administrator to provide Direct Notice and determine Cash Payments.
51.“Settlement” means the resolution of the Action in accordance with the terms and provisions of this Settlement Agreement.
52.“Settlement Administrator” means the entity retained by the Parties and approved by the Court to design, consult on, and implement the Class Notice Program, administer the Distribution Process, and perform overall administrative functions. Subject to Court approval, JND Legal Administration (“JND”) shall serve as Settlement Administrator.
53.“Settlement Agreement” means this executed Stipulation of Settlement, including all exhibits attached to this Stipulation of Settlement.
54.“Settlement Amount” means $70,839,813.53.
55.“Settlement Fund” means the Settlement Amount plus interest earned in the QSF.
56.“Settlement Website” means the Internet website (at www.JointJuiceSettlement.com) that will be created and maintained by the Settlement Administrator to provide information to the Class about this Settlement Agreement.
57.“Tax Expenses” means expenses and costs of the Settlement Fund incurred in connection with the calculation and payment of taxes or the preparation of tax returns and related documents, including without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs related to filing the returns.
58.“Taxes” means all taxes (including any estimated taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund.

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B.Amended Complaint and Dismissal of the Other Actions
1.Plaintiffs shall file a Second Amended Class Action Complaint in Bland v. Premier Nutrition Corporation, Case No. RG19002714 (Alameda Super. Ct.), to which Defendant consents. The Second Amended Complaint will include the named plaintiffs and their claims from the Other Actions and a class definition that conforms to the terms of this Settlement Agreement.
2.Within seven (7) calendar days of the Effective Date, the Parties will take all steps necessary to effectuate the dismissal with prejudice of the Other Actions.
C.The Settlement Fund
1.Within fourteen (14) calendar days after entry of the Preliminary Approval Order, Defendant shall deposit $2 million into an interest-bearing escrow account established by the Settlement Administrator to create the Qualified Settlement Fund (“QSF”). Defendant will pay the remaining balance of the Settlement Amount into the QSF within fourteen (14) calendar days after the Effective Date. The QSF shall be established as a Court-approved qualified settlement fund within the meaning of Treasury Regulation § 1.468B-1 and shall be administered pursuant to the terms of this Settlement Agreement. The Settlement Fund shall include the Settlement Amount and any interest or income earned thereon. The Settlement Fund shall be deemed in custodia legis of the Court and shall remain subject to the Court’s jurisdiction until distributed pursuant to this Settlement Agreement or further order of the Court.
2.Class Counsel shall select the bank and account in which the Settlement Fund is held. The Settlement Fund shall be invested solely in instruments backed by the full faith and credit of the United States Government or in accounts fully insured by the Federal Deposit Insurance Corporation (“FDIC”), including certificates of deposit, U.S. Treasury Funds, or other federally insured interest-bearing accounts. The Settlement Administrator shall reinvest any proceeds as those instruments mature, and all interest earned shall accrue to the benefit of the Settlement Fund, for distribution as set forth herein.
3.The Settlement Amount constitutes the full extent of Defendant’s monetary obligations in connection with the Settlement. The full and complete cost of the

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Class Notice Program, claims administration, Class Members’ compensation, Class Representative Service Awards, Attorneys’ Fees and Expenses, and all applicable taxes, if any, assessable on the Settlement Fund or any portion thereof, will be paid out of the Settlement Fund. In no event shall Defendant’s monetary liability with respect to the Settlement exceed the Settlement Amount. Defendant shall not be required to make any further payments to Plaintiffs, Class Members, Class Representatives, Class Counsel, Plaintiffs’ Counsel, or the Settlement Administrator for any reason, including, without limitation, administration, attorneys’ fees, taxes, or Cash Payments to Class Members.
4.Disbursements from the Settlement Fund:
a.Subject to the termination provisions in Section II.L herein, money from the Settlement Fund shall be applied in the following order of priority: (i) to pay Notice and Claim Administration Expenses; (ii) to pay any necessary Taxes and Tax Expenses; (iii) to pay Attorneys’ Fees and Expenses; (iv) to pay the Class Representative Service Awards; (v) to pay Cash Payments to eligible Class Members; and (vi) to pay the Cy Pres Recipient.
b.The Settlement Administrator will draw from the Settlement Fund to cover all obligations with respect to costs related to this Settlement Agreement, including the reasonable expenses of the Settlement Administrator, the Class Notice Program, Cash Payments to Class Members, Court-approved Class Representative Service Awards, Court-approved Attorneys’ Fees and Expenses, and any other administrative fees and expenses in connection with this Settlement Agreement. No costs or fees shall be deducted, retained, or earned by the Settlement Administrator, its agents, affiliates, or any related entity in connection with the disbursement, processing, or expiration of any payment instrument—including, without limitation, eCheck or checks—without the express written approval of Class Counsel. Class Counsel must approve any payments to the Settlement Administrator prior to the Settlement Administrator incurring such expenses.
c.Court-approved Attorneys’ Fees and Expenses shall be paid from the Settlement Fund to Class Counsel on a date elected by Class Counsel that is no sooner than twenty-one (21) calendar days after the Effective Date. Class Counsel shall have

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sole discretion to determine the timing and amount of any such disbursement, and no amounts shall be deemed constructively received until actually disbursed. Interest shall continue to accrue on any awarded but unpaid Attorneys’ Fees and Expenses at the same net rate and over the same period as earned by the Settlement Fund, from the date of deposit until the date of disbursement.
d.On the Effective Date, the Net Fund will be made available to pay Court-approved Class Representative Service Awards and to pay the Cash Payments to eligible Class Members.
e.The Parties intend that, after the foregoing payments and disbursements are made, there will be no funds remaining. Nonetheless, to the extent any funds remain, no portion of the Settlement Fund will be returned to Defendant. Any such remaining funds shall be distributed in accordance with Section II.D.2.f.
5.If this Settlement Agreement is terminated pursuant to Section II.L, the Settlement Administrator shall return all remaining funds in the Settlement Fund to Defendant within ten (10) calendar days of the termination date, except for amounts already spent or irrevocably committed for Notice and Claim Administration Expenses, Taxes or Tax Expenses as of that date. Plaintiff’s Counsel, Plaintiffs, and Class Members shall have no obligation to reimburse any administrative, tax, or notice-related expenses, and Defendant shall have no further payment obligation.
6.The QSF shall be solely responsible for its own tax obligations. Defendant shall not be liable for any taxes, penalties, or interest related to the income or disbursements of the Settlement Fund, nor for any tax obligations of Class Members, Class Representatives, or Plaintiffs’ Counsel.
7.Defendant, Defendant’s Counsel, Plaintiffs, Plaintiffs’ Counsel, and Class Members shall have no liability or responsibility for the investment, management, administration, or distribution of the Settlement Fund or the QSF, including actions taken or not taken by the Settlement Administrator, nor for any losses or taxes incurred in connection therewith.

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8.No person shall have any claim against Plaintiffs, Class Representatives, Class Counsel, Plaintiffs’ Counsel, the Settlement Administrator, or any designee of Class Counsel based on actions or omissions made in substantial compliance with this Settlement Agreement or orders of the Court, including any distributions, determinations, or administrative actions taken with respect to the Settlement Fund or QSF.
D.Settlement Awards to Class Members
1.Cash Payments
a.Identified Class Members:
(i)“Identified Class Members” are Class Members whose identities and purchase histories can be sufficiently determined from the Retail Purchase Records. Each Identified Class Member will automatically be sent a Cash Payment based on the number and type of Joint Juice Units purchased during the Class Periods as shown in the Retail Purchase Records, without the need to submit a Claim Form (a “Direct Payment Award”). The Direct Payment Award will be calculated at $10.00 per Joint Juice Unit for Joint Juice Ready-To-Drink (6-count), Joint Juice Drops, Joint Juice Extra Strength Ready-To-Drink (6-count), and Joint Juice On The Go! Drink Mix Powder (7-count); and $25.00 per Joint Juice Unit for Joint Juice Ready-To-Drink (30-count), Joint Juice Easy Shot Concentrate, Joint Juice Extra Strength Easy Shot Concentrate, Joint Juice Extra Strength Ready-To-Drink (24-count), and Joint Juice On The Go! Drink Mix Powder (30-count).
(ii)In addition to any Direct Payment Award, Identified Class Members may submit a Claim Form to seek reimbursement for additional qualifying Joint Juice purchases made during the Class Periods that are not reflected in the Direct Payment Award. Such additional claims may be supported either (i) with Proof of Purchase for each claimed purchase, in which case the Cash Payment will based on the number of Joint Juice Units actually purchased as shown in the Proof of Purchase and calculated using the same $10.00 and $25.00 per Joint Juice Unit award structure set forth in the preceding paragraph, or (ii) without Proof of Purchase, in which case Identified Class Members may claim reimbursement for up to six (6) additional Joint Juice Units, with Cash Payments

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calculated using the same $10.00 and $25.00 per Joint Juice Unit award structure set forth in the preceding paragraph.
b.Claim-In Class Members: All other Class Members who are not Identified Class Members (“Claim-In Class Members”) may seek reimbursement by submitting a timely and valid Claim Form. Cash Payments will be calculated using the same $10.00 and $25.00 per Joint Juice Unit award structure as Direct Payment Awards. Specifically, payments will be $10.00 per Joint Juice Unit for Joint Juice Ready-To-Drink (6-count), Joint Juice Drops, Joint Juice Extra Strength Ready-To-Drink (6-count), and Joint Juice On The Go! Drink Mix Powder (7-count); and $25.00 per Joint Juice Unit for Joint Juice Ready-To-Drink (30-count), Joint Juice Easy Shot Concentrate, Joint Juice Extra Strength Easy Shot Concentrate, Joint Juice Extra Strength Ready-To-Drink (24-count), and Joint Juice On The Go! Drink Mix Powder (30-count). For purchases supported by Proof of Purchase, the Cash Payment will be calculated based on the number and type of Joint Juice Units shown in the Proof of Purchase. In the absence of Proof of Purchase, Claim-In Class Members may claim reimbursement for up to six (6) qualifying Joint Juice Units, with Cash Payments calculated using the same per Joint Juice Unit award structure set forth above.
c.The Cash Payment is subject to a pro rata increase or decrease depending upon the amount remaining in the Net Fund after all eligible Claims and Direct Payment Awards are determined, as described in Section II.D.2.
2.Pro Rata Adjustments, Supplemental Claim Deadline, and Cy Pres
a.If the amount of the Net Fund is less than the aggregate amount of all valid Cash Payments—including (i) Direct Payment Awards to Identified Class Members based on retailer records, (ii) additional Claims submitted by Identified Class Members, and (iii) Claims submitted by Claim-In Class Members—each such Cash Payment shall be reduced on a pro rata basis.
b.If the amount of the Net Fund exceeds the aggregate amount of all valid Cash Payments as determined by the Original Claim Deadline (including Direct Payment Awards and all timely Claims), the Settlement Administrator will determine whether increasing each such Cash Payment by up to seven (7) times the originally calculated amount

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would exhaust the Net Fund. If so, all such amounts will be increased on a pro rata basis, up to seven (7) times the original amount.
c.If, after applying the pro rata upward adjustment described in Section II.D.2.b, the Net Fund still exceeds the aggregate amount of those adjusted Cash Payments, the Original Claim Deadline shall be extended to permit submission of Claims from Class Members who did not submit a Claim by the Original Claim Deadline. This extension and the Supplemental Claim Deadline shall be prominently posted on the homepage of the Settlement Website, and the Settlement Administrator shall undertake the supplemental Class Notice efforts as described in the Class Notice Program.
d.If the Net Fund still exceeds the aggregate amount of all valid Cash Payments after the processes described in Sections II.D.2.a, II.D.2.b, and II.D.2.c, the amounts paid on all valid Cash Payments—including Direct Payment Awards and Claims—shall be further increased on a pro rata basis until the Net Fund is exhausted. Cash Payments will be disbursed to all Class Members with valid Claims at the same time or approximately the same time once the procedures in Sections II.D.2.a, II.D.2.b, II.D.2.c and II.D.2.d are completed.
e.For Identified Class Members receiving a Direct Payment Award, the Direct Notice will inform them of the amount of their Cash Payment based on the Retail Purchase Records and that, unless they elect an alternative method, a physical check in that amount will be mailed to their last known address. The Direct Notice will also inform them that they may elect to receive payment via electronic check (“eCheck”) through a secure payment election portal. If no election is made, payment will be issued by physical check. For Claim-In Class Members—and for Identified Class Members submitting Claims for additional purchases—the Claim Form will include the option to elect payment via physical check or eCheck. If no election is made, payment will be issued by physical check. The eCheck payment option shall be provided only on an opt-in basis and must comply with the requirements in Section II.D.2.f. below. No Cash Payments shall be made through any disbursement method that may expire earlier than ninety (90) days of issuance, carry inactivity fees, or allow any third party to retain unredeemed funds.

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f.All disbursement methods shall be structured to ensure that no unclaimed, unredeemed, or otherwise unused funds are retained by any payment platform or vendor. Any funds from physical checks that are not cashed within ninety (90) days of issuance, are returned undeliverable, or otherwise cannot be delivered or reissued despite reasonable efforts, shall revert to the Net Fund and be distributed to the Cy Pres Recipient. For eCheck payments, the Settlement Administrator shall ensure that any payments that are not successfully claimed, deposited, or transferred to the Class Member within ninety (90) days are cancelled and the funds returned to the Net Fund. The Settlement Administrator shall implement procedures to track the status of such payments and recover unclaimed funds. No portion of any Cash Payment—whether by check or eCheck—shall be retained by, or revert to, any payment processor, financial institution, FinTech vendor, or other third party under any circumstance. The Settlement Administrator and all payment vendors are strictly prohibited from receiving, directly or indirectly, any commission, rebate, referral fee, kickback, or revenue share in connection with the use, non-use, or selection of any disbursement method. The Settlement Administrator shall send at least one (1) reminder via email, where such contact information is available, to any Class Member whose Cash Payment remains unclaimed, whether by physical check or eCheck. Such reminder shall be sent no earlier than thirty (30) days after issuance and no later than fourteen (14) days before the expiration of the applicable payment method.
E.Claim Form Submission, Review, and Payment
1.Identified Class Members
a.Identified Class Members are not required to submit a Claim Form to be sent the Direct Payment Award described in Section II.D.1.a. Payment will be made by physical check mailed to their last known address, unless the Class Member affirmatively elects to receive the payment by another method, as described in Section II.D.2.e above.
2.Claim-In Class Members
a.To be eligible to receive a Cash Payment, Claim-In Class Members must submit a valid and timely Claim Form. Claim Forms may be submitted

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electronically through the Settlement Website or submitted to the Settlement Administrator by U.S. mail or other regularly maintained mail delivery service. Claim Forms must be submitted online or postmarked on or before the Original Claim Deadline (or the Supplemental Claim Deadline, if applicable).
b.Claim Forms will be available for online submission on the Settlement Website, available for download, and, upon request, will be mailed or emailed to Class Members by the Settlement Administrator.
c.The Settlement Administrator shall review all submitted Claims to determine whether the Class Member has substantially complied with the instructions on the Claim Form. Claims shall be approved unless facially deficient, duplicative, or otherwise invalid. The Settlement Administrator shall make final determinations on the validity of Claims, subject to the agreement of Class Counsel.
d.Failure to provide all requested information will not automatically result in denial of a Claim. The Settlement Administrator shall take reasonable steps to determine eligibility based on the information provided in the Claim Form and such other reasonably available information from which eligibility can be confirmed.
e.Claims shall be reviewed in accordance with standard fraud detection procedures regularly used by the Settlement Administrator to ensure the integrity of the process and to prevent approval of fraudulent or duplicative Claims.
3.All disbursement methods shall comply with the requirements in Section II.D.2.f. Class Members entitled to receive the Cash Payment will be given the option of receiving payment electronically or mailed a check by first class mail. Cash Payments to Class Members will be issued after the Effective Date and within seven (7) days after completion of the process described in Section II.D.2.
F.Settlement Administration and Class Notice
1.Settlement Administrator
a.The Parties jointly designate, subject to Court approval, JND Legal Administration (“JND”) to serve as the Settlement Administrator. The Notice and Claim

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Administration Expenses, including all services performed by the Settlement Administrator, shall be paid from the Settlement Fund.
b.The Settlement Administrator, subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall be responsible for implementing the Class Notice Program, the Claim Process, and all related administrative functions. Without limitation, its responsibilities shall include:
(i)Sending or arranging for the sending of the Email Notice;
(ii)Printing, mailing, or arranging for the mailing of the Postcard Notice;
(iii)Arranging for distribution of the Publication Notice, including Internet Banner Advertisements and Press Release;
(iv)Running contact information for Class Members—whether email, mailing address, or both—through commercially reasonable updating and enhancement procedures (e.g., USPS National Change of Address, reverse email/address lookup, and email deliverability verification) to maximize the likelihood of successful delivery of notice and payments;
(v)Handling returned mail and undeliverable emails and reissuing notice as appropriate;
(vi)Making any additional mailings required under the terms of this Agreement;
(vii)Responding to requests for the Long Form Notice or Claim Form;
(viii)Sending at least one (1) email reminder to any Class Member who has not submitted a Claim Form prior to the Original Claim Deadline (and, if applicable, prior to the Supplemental Claim Deadline);
(ix)Sending at least one (1) reminder—via email, where such contact information is available—to any Class Member who (a) has elected a digital payment method but has not redeemed the payment, or (b) has been issued a physical check that remains uncashed. Such reminder shall be sent no earlier than thirty (30) days after the date of

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payment issuance and no later than fourteen (14) days before the expiration of the payment method;
(x)Receiving and maintaining Requests for Exclusion and objections submitted by Class Members;
(xi)Forwarding written inquiries from Class Members to Class Counsel, as appropriate;
(xii)Establishing and monitoring a P.O. box for Class Member correspondence;
(xiii)Establishing and maintaining the Settlement Website and a toll-free telephone line;
(xiv)Responding to inquiries from Class Counsel and Defendant’s Counsel consistent with the terms of this Agreement;
(xv)Processing Claim Forms, determining eligibility, calculating Cash Payments, and administering the disbursement of all Cash Payments;
(xvi)Consulting with the Parties regarding the content and timing of Class Notice and administrative procedures; and
(xvii)Providing declarations and periodic reports as requested by the Court or the Parties.
c.The Settlement Administrator shall coordinate all activities to minimize costs and shall perform its duties in a neutral, fair, and efficient manner.
d.If the Settlement Administrator makes a material or fraudulent misrepresentation to any Party, withholds material information, or fails to perform its duties adequately or impartially, the Parties may jointly agree to remove and replace the Settlement Administrator. If the Parties are unable to agree, the matter shall be submitted to the Court for resolution.
e.The Settlement Administrator may retain third parties or vendors as necessary to fulfill its responsibilities, provided that all such vendors comply with the terms of this Settlement Agreement.

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f.The Settlement Administrator shall provide Class Counsel and Defendant’s Counsel with a final list of all timely and valid Requests for Exclusion within three (3) days after the Opt-Out Date. Class Counsel shall file this list with the Court no later than five (5) Court days before the Final Approval Hearing.
g.The Settlement Administrator shall promptly provide Class Counsel and Defendant’s Counsel with copies of any Requests for Exclusion, objections, or related correspondence it receives.
2.The Forms of Class Notice
a.The Class Notice forms will include a Long Form Notice, Email Notice, Postcard Notice, Internet Banner Advertisements, and a Press Release disseminated in connection with the Publication Notice.
b.Long Form Notice: The Long Form Notice, which shall be available on the Settlement Website, hyperlinked from the Email Notice, and provided upon request by the Settlement Administrator, shall be in substantially the form of Exhibit C and made available in both English and Spanish. At a minimum, the Long Form Notice shall:
(i)include a short, plain statement of the background of the Action and the proposed Settlement Agreement;
(ii)describe the proposed settlement relief as set forth in this Settlement Agreement;
(iii)inform Class Members that, if they do not exclude themselves from the Class, they may be eligible to receive settlement benefits;
(iv)describe the procedures and deadlines for participating in the Settlement, including the process for submitting a Claim Form;
(v)explain the scope of the Release;
(vi)state that any Cash Payments are contingent upon the Court’s final approval of the Settlement;
(vii)identify Class Counsel and state the amount sought in Attorneys’ Fees and Expenses, and Class Representative Service Awards;

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(viii)explain the procedure and deadline for opting out of the Settlement;
(ix)explain the procedure and deadline for objecting to the Settlement; and
(x)inform Class Members that any judgment or order entered in the Action—whether favorable or unfavorable—shall be binding on all Class Members who do not exclude themselves, even if they object or have another claim or action pending against Defendant.
c.Email Notice and Postcard Notice: The Email Notice and Postcard Notice shall be in substantially the form of Exhibits D and E, respectively. Each shall include: (i) the URL for the Settlement Website, (ii) the toll-free number for the Settlement Administrator, (iii) a description of the Class, (iv) a summary of the settlement benefits, (v) the deadline to submit a Claim Form (Original or Supplemental Claim Deadline), and (vi) an explanation of the right to opt out and/or object, along with the associated deadlines.
d.Internet Banner Advertisements: The Settlement Administrator shall design and implement a targeted digital and social media campaign that includes Internet Banner Advertisements (substantially in the form of Exhibit F). These advertisements shall include an embedded hyperlink directing Class Members to the Claim Form on the Settlement Website.
e.Website Notice: The Settlement Website shall be created, hosted, and maintained by the Settlement Administrator. The Settlement Website shall go live no later than the Notice Date and remain active until sixty (60) days after the Cash Payments are distributed to eligible Class Members. The URL for the Settlement Website shall be www.JointJuiceSettlement.com. The website shall prominently feature and make available: the Long Form Notice, a copy of this Settlement Agreement and its Exhibits, the Preliminary Approval Motion, the Preliminary Approval Order, the operative complaints, the Motion for Final Approval and Motion for Attorneys’ Fees and Expenses, the Final Approval Order, answers to frequently asked questions, the number for the toll-free hotline maintained by the Settlement Administrator for this Settlement, Settlement-related deadlines, and any other

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materials or information the Parties agree to include. These documents shall be available on the Settlement Website for as long as the Settlement Website is active. The Settlement Website shall enable Class Members to complete and submit the Claim Form electronically.
3.Dissemination of the Class Notice
a.Direct Notice
(i)No later than the Notice Date, the Settlement Administrator shall send Direct Notice to all Class Members whose names and contact information can be identified through the Retail Purchase Records. Such Direct Notice shall be sent via email (Email Notice), or if no email address is available, via U.S. Mail (Postcard Notice), to the physical address associated with the Class Member. Premier shall provide to the Settlement Administrator all records it possesses from which the identities and/or Joint Juice purchase histories of Class Members can be determined, in whole or in part.
(ii)The Direct Notice shall: (i) inform Identified Class Members of the amount of their Direct Payment Award (based on verified purchases), (ii) provide instructions to elect an electronic payment option (if desired), (iii) inform Identified Class Members of their right to submit additional claims for purchases not reflected in the Direct Payment Award, and (iv) inform all Class Members of their rights to opt out or object and to submit a Claim Form for other eligible purchases.
(iii)Direct Notice shall be sent on the Notice Date and, if applicable, again to those Class Members who did not submit a Claim by the Original Claim Deadline and for whom an email address is available. When applicable, the Claim Administrator shall have discretion to determine the most efficient, cost-effective means by which to provide supplemental Direct Notice to those Class Members who did not submit a Claim by the Original Claim Deadline.
(iv)Prior to the Notice Date, the Settlement Administrator shall perform standard data hygiene and address updating procedures, including using the National Change of Address (NCOA) registry. Direct Notice shall be designed and formatted (both in email and mailed form) to maximize deliverability and the likelihood it will be opened or viewed by Class Members.

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(v)The Settlement Administrator will promptly re-send any Direct Notice returned with a forwarding U.S. mail address or email address and will attempt to update addresses where Direct Notices are returned undeliverable using customary address tracing methods.
b.Publication Notice: A variation of Class Notice suitable for digital display shall be disseminated no later than the Notice Date through a combination of national print and online media, consistent with the Class Notice Program in Exhibit H. Publication shall include the Press Release, Internet Banner Advertisements, sponsored search engine text ads (e.g., Google, Yahoo, Bing), and other forms of online and contextual advertising, using accepted reach methodology.
c.Website Notice: No later than the Notice Date, the Settlement Administrator shall post the Long Form Notice and associated case documents on the Settlement Website, as described in Section II.F.2.e.
d.Toll-Free Telephone Number: No later than the Notice Date, the Settlement Administrator shall establish a toll-free telephone number with recorded information to assist Class Members with questions about the Settlement.
e.Upon Request: The Long Form Notice and Claim Form shall also be sent via electronic mail or regular mail to any Class Member who requests them.
G.Objections
1.Any Class Member who intends to object to the fairness of the Settlement Agreement must do so in writing no later than the Objection Date. The written objection must be sent to the Settlement Administrator and postmarked no later than the Objection Date. The written objection must include: (a) a heading which refers to the Action; (b) the objector’s full name, address, telephone number and email address (if any), and, if represented by counsel, the name, address, email address and telephone number of his/her counsel; (c) a statement under oath that the objector is a Class Member; (d) a statement whether the objector intends to appear at the Final Approval Hearing, either in person or through counsel; (e) a statement of the objection and the specific grounds supporting the objection; (f) a statement whether the objection applies only to the objector, to a specific

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subset of the class, or to the entire class; (g) copies of any papers, briefs, or other documents upon which the objection is based; (h) identification of the case name, case number, and court for any prior class action lawsuit in which the objector and the objector’s attorney (if applicable) has objected to a proposed class action settlement; and (i) the objector’s handwritten, dated signature (the signature of objector’s counsel, an electronic signature, and the annotation “/s” or similar annotation will not suffice).
2.Any Class Member who submits a written objection, as described above, may appear at the Final Approval Hearing, either in person or through counsel hired at the Class Member’s expense, to object to any aspect of the fairness, reasonableness, or adequacy of this Settlement Agreement. Class Members or their attorneys who intend to make an appearance at the Final Approval Hearing must file the notice of appearance with the Court, no later than sixty (60) days after the Notice Date, or as the Court may otherwise direct.
3.Absent a showing of good cause made at or before the Final Approval Hearing, any Class Member who fails to substantially comply with the provisions of Sections II.G.1-2 above shall waive and forfeit any and all rights he or she may have to appear separately and/or to object and shall be bound by all of the terms of this Settlement Agreement and by all proceedings, orders and judgments, including, but not limited to, the Release, in the Action. The exclusive means for any challenge to the Settlement Agreement shall be through the provisions of this Section II.G, and any challenge to the Final Approval Order shall be pursuant to an appeal under the applicable appellate rules and not through a collateral attack. Class Members may not both object to the settlement and opt out of the settlement.
4.Any Class Member who objects to the Settlement Agreement shall be entitled to all the benefits of the settlement if the Settlement Agreement and the terms contained herein are approved, as long as the objecting Class Member complies with all requirements of this Settlement Agreement applicable to Class Members, including the timely submission of a Claim Form (if applicable).
H.Requests for Exclusion
1.Any Class Member may request to be excluded from the Class. A Class Member who wishes to opt out of the Class must do so no later than the Opt-Out Date. To opt

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out, a Class Member must send to the Settlement Administrator a written Request for Exclusion that is postmarked no later than the Opt-Out Date. A Request for Exclusion may also be submitted at the Settlement Website by the Opt-Out Date. The Request for Exclusion must be personally signed by the Class Member and contain a statement that indicates a desire to be excluded from the Class. No person may opt out of the Class for any other person or be opted-out by any other person, and no Class Member shall be deemed opted-out of the Class through any purported “mass” or “class” opt-outs.
2.Any Class Member who does not submit a timely, written Request for Exclusion shall be bound by all subsequent proceedings, orders and the Final Approval Order in this Action, even if he or she has pending, or subsequently initiates, litigation, arbitration, or any other proceeding against Defendant relating to the Released Claims.
3.Any Class Member who properly requests to be excluded from the Class shall not: (a) be bound by any orders or judgments entered in the Action relating to the Settlement Agreement; (b) be entitled to receive a Cash Payment, submit a Claim, or be affected by, the Settlement Agreement; (c) gain any rights by virtue of the Settlement Agreement; or (d) be entitled to object to any aspect of the Settlement Agreement.
4.The Settlement Administrator shall promptly forward copies of the Requests for Exclusion to Class Counsel and Defendant’s Counsel. A list reflecting all timely Requests for Exclusion shall be filed with the Court no later than seven (7) days before the Final Approval Hearing. If a Class Member files a Request for Exclusion, he or she may not file an objection.
I.Releases
1.Upon the Effective Date, each and every Releasing Party shall by order of this Court be deemed to have released, waived, forfeited and shall be permanently barred and enjoined from initiating, asserting, and/or prosecuting any Released Claim against any Released Party in any court or any forum.
2.In addition, with respect to the Released Claims, Plaintiffs specifically acknowledge and affirmatively waive any rights or benefits available to them under California Civil Code section 1542. California Civil Code section 1542 provides:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
3.In consideration for the Settlement Agreement, Defendant and its parents, subsidiaries, divisions, departments, and affiliates, and any and all of its past and present officers, directors, employees, stockholders, agents, successors, attorneys, insurers, representatives, licensees, licensors, subrogees, and assigns shall be deemed to have, and by operation of the Final Approval Order shall have, released Plaintiffs’ Counsel and Plaintiffs from any and all causes of action that were or could have been asserted pertaining solely to the conduct in filing and prosecuting the litigation or in settling the Action.
4.The Court shall retain exclusive and continuing venue and jurisdiction over the Parties and the Class Members to interpret and enforce the terms, conditions, and obligations under the Settlement Agreement and any disputes over such issues shall be brought in this Court.
J.Attorneys’ Fees and Expenses and Class Representative Service Awards
1.Class Counsel may make an application for: (a) an award of attorneys’ fees in an amount not to exceed 33% of the Settlement Amount; (b) reimbursement of out-of-pocket expenses reasonably incurred in the prosecution of the Action; and (c) any interest earned on such attorneys’ fees and expenses at the same net rate and over the same time period as interest earned by the Settlement Fund, beginning from the date the Settlement Amount is deposited into the Settlement Fund and continuing until the date such fees and expenses are disbursed from the Settlement Fund. The application for an award of Attorneys’ Fees and Expenses will be made by Class Counsel on behalf of themselves and Plaintiffs’ Counsel. Class Counsel shall be responsible for allocating and distributing the Attorneys’ Fees and Expenses award to Plaintiffs’ Counsel.
2.Class Counsel shall file the application for an award of attorneys’ fees, expenses, and service awards at least forty (40) days before the Objection Date.

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3.Class Counsel will petition the Court for a service award of $10,000 for each Class Representative in recognition of their service to the Class, including their efforts on behalf of the Class, their time and participation in discovery, and their role in achieving the Settlement. Any Court-approved Class Representative Service Awards are in addition to the benefits that the Class Representatives are entitled to receive as members of the Class.
4.The procedure for, and the allowance or disallowance of, any application for attorneys’ fees, expenses, or Class Representative Service Awards shall not terminate or cancel this Settlement Agreement, nor shall it affect or delay the finality of the Final Approval Order. Any appeal or modification of an award of attorneys’ fees, expenses, or Class Representative Service Awards shall not affect the enforceability of the remainder of the Settlement Agreement.
5.Defendant shall have no responsibility for the allocation or distribution of any attorneys’ fees or expenses awarded by the Court.
K.Preliminary Approval Order and Final Approval Order
1.This Settlement Agreement is subject to and conditioned upon the issuance by the Court of the Preliminary Approval Order and the Final Approval Order, which grants final approval of the Settlement Agreement, and provides the relief specified herein.
2.The Parties shall seek from the Court a Preliminary Approval Order in a form substantially similar to Exhibit A. The Preliminary Approval Order shall, among other terms:
(i.Preliminarily approve the Settlement Agreement;
(ii.Order the dissemination of the Class Notice and the taking of all necessary and appropriate steps to accomplish this task;
(iii.Determine that the Class Notice complies with all legal requirements;
(iv.Schedule a date and time for a Final Approval Hearing to determine whether the Settlement Agreement should be finally approved by the Court;

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(v.Require Class Members who wish to exclude themselves to submit a timely written Request for Exclusion as directed in this Settlement Agreement and Long Form Notice;
(vi.Require Class Members who wish to object to this Settlement Agreement to submit a timely written statement as directed in this Settlement Agreement and Long Form Notice;
(vii.Require attorneys representing Class Members objecting to the Settlement Agreement to file a notice of appearance as directed in this Settlement Agreement and Long Form Notice;
(viii.Appoint the Settlement Administrator;
(ix.Authorize the Parties to take all necessary and appropriate steps to establish the means necessary to implement the Settlement Agreement; and
(x.Issue other related orders to effectuate the preliminary approval of the Settlement Agreement.
3.The Parties shall seek to obtain from the Court a Final Approval Order substantially in the form of Exhibit B. The Final Approval Order shall, among other terms:
(i.Find that the Court has personal jurisdiction over all Class Members, that the Court has subject matter jurisdiction over the claims asserted in the Action, and that venue is proper;
(ii.Finally approve the Settlement Agreement;
(iii.Find that the Class Notice and the Class Notice Program in form and method of dissemination complies with applicable laws;
(iv.Describe the Released Claims set forth in the Settlement Agreement and make the Release effective as of the Effective Date;
(v.Authorize the Parties to implement the terms of the Settlement Agreement;
(vi.Retain jurisdiction relating to the administration, consummation, enforcement, and interpretation of the Settlement Agreement, the Final Approval Order, and for any other necessary purpose, pursuant to California Civil Code § 664.6 or otherwise; and

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(vii.Issue related orders to effectuate the final approval of the Settlement Agreement and its implementation.
L.Termination of this Settlement Agreement
1.This Settlement Agreement will not take effect unless and until the proposed settlement in the Montera Action receives final approval and is no longer subject to review, and the Other Actions are dismissed with prejudice, unless the Parties agree otherwise in writing. Except as provided in Section II.C.5 (Notice and Claim Administration Expenses, Taxes or Tax Expenses), no amounts shall be disbursed from the Settlement Fund unless and until both the occurrence of the Effective Date pursuant to this Settlement Agreement and the proposed amended final judgment is entered in the Montera Action and is no longer subject to review.
2.Termination Rights: Any Party may terminate this Settlement Agreement by providing written notice to the other Parties within ten (10) days of any of the following events:
(i.The Settlement is terminated or fails to become effective in accordance with its terms;
(ii.The Court does not approve the Settlement Agreement in all material respects, or if such approval is modified or set aside on appeal;
(iii.The Court does not enter final approval as provided in Section II.K.3 herein;
(iv.Any judgment approving this Settlement Agreement is materially modified or set aside on appeal;
(v.The proposed settlement in the Montera Action is terminated or fails to become effective in accordance with its terms; or
(vi.The Other Actions are not dismissed with prejudice.
3.Effect of Termination: If this Settlement Agreement is terminated for any reason:
(i.The Settlement Agreement shall be deemed null and void and of no further force or effect;

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(ii.The Parties shall be restored to their respective positions as of the date of execution of the Settlement Agreement; and
(iii.Defendant shall be entitled to recover any amounts already paid plus accrued interest, except any amounts already paid or incurred for Notice and Claim Administration Expenses or maintenance or administration of the Settlement Fund prior to termination of this Settlement Agreement.
M.Additional Provisions
1.Entire Agreement: This Settlement Agreement, including all Exhibits, constitutes the entire agreement among the Parties with regard to the Action and supersedes any prior settlement agreements, term sheets, representations, communications, and understandings relating to the subject matter of this Settlement Agreement.
2.Authority to Execute Agreement: Premier represents and warrants that (1) it has the requisite corporate power and authority to execute, deliver, and perform this Settlement Agreement; (2) execution and performance have been duly authorized by necessary corporate action; and (3) the Settlement Agreement constitutes its valid, binding obligation. Class Counsel represent that (1) they are authorized by the Class Representatives to enter into this Settlement Agreement on behalf of the Class; and (2) they are seeking to protect the interests of the Class.
3.Execution in Counterparts and Electronic Signatures: This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. An electronic (i.e., PDF format) copy of the Settlement Agreement shall be deemed an original. Electronic signatures shall be treated as originals and shall be binding. A complete set of executed counterparts shall be filed with the Court.
4.Binding on Successors and Assigns: The Settlement Agreement shall be binding upon, and inure to the benefit of, the heirs, successors, and assigns of the Parties hereto.
5.Notices: Whenever notice is required under this Settlement Agreement, it shall be provided in writing by first-class U.S. Mail and by email to:

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If to Plaintiffs or Class Counsel:
        Timothy G. Blood
        BLOOD HURST & O’REARDON, LLP
        501 W. Broadway, Suite 1490
        San Diego, California 92101
        Tel: 619-338-1100
        tblood@bholaw.com
If to Defendant or Defendant’s Counsel:
Aaron D. Van Oort
        FAEGRE DRINKER BIDDLE & REATH, LLP
        90 S. Seventh Street, Suite 2200
        Minneapolis, MN 55402
        Tel: 612/766-7000
        aaron.vanoort@faegredrinker.com
6.No Admission of Liability: This Settlement Agreement reflects the compromise and settlement of disputed claims among the Parties and is for settlement purposes only. Neither the fact of, or any provision contained in this Settlement Agreement or its Exhibits, nor any action taken hereunder, shall constitute, be construed as, or be admissible in evidence as an admission of: (a) the validity of any claim or allegation by Plaintiffs, or of any defense asserted by Premier, in the Action or any other action or proceeding; or (b) any wrongdoing, fault, violation of law, or liability of any kind on part of any Party, Defendant, Released Party, or their respective counsel.
7.Good Faith Implementation and Cooperation: The Parties agree to act in good faith and will not engage in conduct that may frustrate the purpose of this Settlement Agreement. They also agree to reasonably extend deadlines, subject to Court approval where required, to facilitate implementation. The Parties and their counsel further agree to cooperate fully and use their best efforts to obtain prompt Court approval of the Settlement and to implement its terms.
8.Notice and Opportunity to Cure: If one Party to this Settlement Agreement considers another Party to be in breach of its obligations under this Settlement Agreement, that Party must provide the breaching Party with written notice of the alleged breach and provide a reasonable opportunity to cure the breach before taking any action to enforce any rights under this Settlement Agreement.

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9.Binding on Successors and Assigns: This Settlement Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the Released Parties.
10.Neutral Construction and Arms-Length Negotiations: This Settlement Agreement is the product of arms-length negotiations between the Parties and their counsel. It shall not be construed against any Party as the drafter. Any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not apply.
11.Waiver: The waiver by one Party of any breach of this Settlement Agreement by another Party shall not be deemed a waiver of any prior or subsequent breach of this Settlement Agreement.
12.Variance with Exhibits: In the event of any conflict between the Settlement Agreement and any Exhibit, the Settlement Agreement shall control. Notwithstanding the foregoing, the Parties may by written agreement modify Exhibits so long as the modifications do not alter the substantive terms of the Settlement or reduce the rights and benefits of Class Members.
13.Modification in Writing: The Settlement Agreement may not be changed, modified, or amended except in a writing signed by one of Class Counsel and one of Defendant’s Counsel and, if required, approved by the Court. The Parties contemplate that the Exhibits to the Settlement Agreement may be modified by subsequent agreement of Defendant and Class Counsel so long as the modifications do not alter the substantive terms of the Agreement or reduce the rights and benefits of Class Members.
14.Taxes: No opinion concerning the tax consequences of the Settlement Agreement to any Class Member is given or will be given by Defendant, Defendant’s Counsel, Class Counsel, or Plaintiffs’ Counsel; nor is any Party or their counsel providing any representation or guarantee respecting the tax consequences of the Settlement Agreement as to any Class Member. Each Class Member is responsible for his/her tax reporting and other obligations respecting the Settlement Agreement, if any.
15.Retention of Jurisdiction: The Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of this Settlement Agreement, and all

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Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement Agreement.
16.Choice of Law / Governing Law: This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of California.
17.Computation of Time: All time periods set forth herein shall be computed in calendar days unless otherwise provided. If the last day falls on a weekend, Court holiday, or day the clerk’s office is inaccessible, the period shall continue to the next Court business day. “Court holiday” includes any day recognized by the Superior Court of California, County of Alameda.
18.Severability: In the event any one or more of the provisions contained in this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision if Defendant and Class Counsel mutually agree in writing to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Settlement Agreement. Any such agreement shall be reviewed and approved by the Court before it becomes effective.
19.Bankruptcy and Successor Protections: Defendant represents that it is not insolvent and is not presently contemplating any bankruptcy filing.
IN WITNESS WHEREOF, the Parties have read and understood the terms and conditions of this Settlement Agreement, agree to be bound by all of its provisions, and have caused this Settlement Agreement to be executed by their duly authorized representatives on the date shown by their signatures below.
IT IS SO STIPULATED.
///
APPROVED AND AGREED TO BY CLASS COUNSEL AS AUTHORIZED BY CLASS REPRESENTATIVES

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Dated: October 22, 2025	BLOOD HURST & O’REARDON, LLP TIMOTHY G. BLOOD (149343) LESLIE E. HURST (178432) THOMAS J. O’REARDON II (247952) PAULA R. BROWN (254142) By: /s/ Timothy G. Blood
TIMOTHY G. BLOOD
501 West Broadway, Suite 1490 San Diego, CA 92101 Tel: 619/338-1100 619/338-1101 (fax) tblood@bholaw.com lhurst@bholaw.com toreardon@bholaw.com pbrown@bholaw.com
Class Counsel

APPROVED AND AGREED TO BY PREMIER NUTRITION COMPANY, LLC

Dated: October 22, 2025	By: /s/ Darcy Horn Davenport
DARCY HORN DAVENPORT PREMIER NUTRITION COMPANY, LLC

APPROVED AND AGREED TO AS TO FORM BY COUNSEL FOR PREMIER NUTRITION COMPANY, LLC

Dated: October 22, 2025	FAEGRE DRINKER BIDDLE & REATH LLP Aaron D. Van Oort (pro hac vice) Katherine S. Razavi (pro hac vice) Chad Drown (pro hac vice) Kirsten L. Elfstrand (pro hac vice) By: /s/ Aaron D. Van Ort
AARON D. VAN OORT

90 S. Seventh Street, Suite 2200
Minneapolis, MN 55402
Tel: 612/766-7000
612/766-1600 (fax)
aaron.vanoort@faegredrinker.com
kate.razavi@faegredrinker.com
chad.drown@faegredrinker.com
kirsten.elfstrand@faegredrinker.com

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David J.F. Gross (SBN 290951) 4800 North Scottsdale Road, Suite 2200 Scottsdale, AZ 85251 Tel: 480/643-1862 david.gross@faegredrinker.com
David A Belcher (SBN 330166) 1800 Century Park East, Suite 1500 Los Angeles, CA 90067 Tel: 310/203-4000 Fax: 310/229-1285 david,belcher@faegredrinker.com
Katlyn M. Moseley (pro hac vice) 1500 K Street, N.W., Suite 1100 Washington D.C., 20005 Tel: (202) 842-5000 Fax: (202) 842-8465 katlyn.moseley@faegredrinker.com
Attorneys for Defendant Premier Nutrition Company, LLC

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